Exhibit 6.2

****Certain confidential portions of this document have been intentionally omitted from this exhibit and separately filed with the Securities and Exchange Commission.

DISTRIBUTION AND PROMOTION AGREEMENT

THIS DISTRIBUTION AND PROMOTION AGREEMENT (“Agreement”) is made and entered into on the date last executed (the “Effective Date”), by and between Trojan Horse Media Group, LLC, a California limited liability company (“THMG”), and Entrepreneur Media, Inc., a California corporation (“EMI”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, THMG intends to develop and produce a multi-episode unscripted television-styled show under the working title “Going Public” (the “Show” as defined in Section 1(j) below);

WHEREAS, EMI desires to have the exclusive right to distribute Season One of the Show (as defined in Section 1.10 below) on its website at <entrepreneur.com> (the “E.com Website”), and other web-based and mobile streaming outlets as described herein; and

WHEREAS, EMI and THMG wish to enter into a distribution arrangement with respect to Season One, on the terms and conditions, set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, each of THMG and EMI (each a “Party” and collectively, the “Parties”) intending to be legally bound, hereby agrees as follows:

1. Definitions.

1.1 “Analytics” means all data and analytics of hits, viewership [and downloads] (traffic, number of views across EMI’s outlets including Entrepreneur.com, EMI’s YouTube, IGTV, Facebook Watch, and any EMI Channel(s) on any Over-the-top (OTT) platforms including Roku, Amazon Fire and Apple TV accounts) and shall include aggregate total views through the report date together with other analytic information (e.g., frequency of views, dates, length of view) as may be available to EMI from such platforms, and such other information as THMG and EMI may agree upon in writing from time to time.

1.2 “Current Legend and Link” means wording describing the current status of an Issuer’s offering under securities law and a link to a filing with the Securities and Exchange Commission, to be provided by THMG under the terms of this Agreement.

1.3 “Distribution Activities” means the services and activities set forth on Schedule A, which may be amended from time to time upon the prior written consent of the Parties. Schedule A is in integral part of this Agreement and shall be deemed a part of this Agreement for all purposes. It is expressly understood and agreed that all Distribution Activities to be provided by EMI relate exclusively to the Show and the airing of the Season One episodes, and shall not involve the promotion of any of the featured Issuers or their securities.

1.4 “EMI” shall mean Entrepreneur Media, Inc., and its affiliates, successors and permitted assigns.

1.5 “EMI Brands” means the ENTREPRENEUR® registered trademarks, goodwill, service marks and other identifying intellectual property rights, the domain “Entrepreneur.com”, all web channel, OTT Apps (including You Tube or other channel providers), mobile applications, domains, content and other media or collateral materials marketed, produced, distributed or sold under or with the name “Entrepreneur” and similar names or marks owned or controlled by EMI and associated with the name “Entrepreneur”.

1.6 “EMI Distribution Channels” means, as set forth in attached Schedule A, all digital, internet, web-based, OTT apps, and mobile platforms (i) owned or controlled by EMI, and (ii) unless specifically excluded by written request of THMG, owned or controlled by third parties (collectively, “Third-Party Media Outlets”), through which EMI streams or otherwise distributes content under the EMI Brand and which Distribution Channels are accessible to viewers and/or subscribers. For purposes of this Agreement, “EMI Distribution Channels” shall not include any satellite, cable, “direct tv”, network or other “broadcast” delivery methods not approved in writing in advance by THMG.

1.7 “Investor Platform” means a proprietary web-based interactive investment platform, open to the public, where retail investors can indicate interest and invest in investment opportunities disclosed on the Platform and/or featured on the series “Going Public”.  The Investor Platform, and all rights and responsibilities associated with the Investor Platform (including all design, functionality, domain, users, identity of Issuers information distributed or acquired on the Investor Platform, etc.) are the sole and exclusive right, responsibility and property of THMG, and no such right, license, responsibility or other interest of any kind in the Investor Platform is granted to EMI under this Agreement.

1.8 “Issuer” means an entity (company, corporation or other corporate entities) seeking to make a public offering of securities and raise capital in the United States in compliance with Regulation A under the Securities Act of 1933, as amended (the “Act”) or other available exemptions from registration under the Act.

1.9 “Season One” means the first 10 fully completed, ready to be aired, episodes of the Show.

1.10 “Show” means the multi-episode, unscripted television-styled show under the working title “Going Public”, which is intended to comprise 10 episodes to be released and available for viewing on a schedule of one new episode per week over a 10 week period and will feature Issuers seeking to issue securities and raise capital in an exempt public offering under U.S. securities laws.

1.11 “Show Rights” means all trademarks, copyrights and other intellectual property whether or not registered, including without limitation designs, content, dialogue, graphics, concepts, sequels, prequels, characters, collateral content (including without limitation, sizzle reels, pilots, special episodes, teasers, outtakes, B-roll and the like), and musical scores, whether such rights and properties exist now or are hereafter developed, and whether or not such rights are associated with Season One or otherwise developed by THMG for the Show or otherwise, all of which are the sole and exclusive right and property of THMG but excluding any and all EMI Brands displayed or otherwise used in connection therewith pursuant to the Distribution Activities under this Agreement.

1.12 “Term” means the period commencing on the Effective Date and terminating on the earlier of (i) the Termination Date, or (ii) the Early Termination Date, each as defined in Section 6. “Territory” means any geographical location where the EMI Distribution Channels are accessible by viewers, subscribers and users of such channels. License to EMI; Delivery of Materials; No License to Investor Platform.

2. Exclusive License. Subject to the terms and conditions of this Agreement, THMG hereby grants to EMI the exclusive right and license to Season One of the Show and the Show Rights related thereto solely to perform the Distribution Activities in the Territory with respect to Season One for the duration of the Term. EMI agrees that all Distribution Activities will be related to EMI Distribution Channels only, and that EMI shall not knowingly distribute the Show or and Show Rights: (i) for use in print, television, cable, bundled, “direct tv” or radio media absent THMG’s prior written approval; or (ii) for use on any websites or other channels that are pornographic, obscene or defamatory. In conducting the Distribution Activities, absent the prior written consent of THMG, EMI shall not edit, abridge, rewrite, translate or in any other way alter or modify the Show or create any work derived from the Show, except to the extent necessary or desirable for performing the Distribution Activities. EMI is expressly prohibited from extracting content from the Show or utilizing the Show or any Show Rights for any purpose other than performance of the Distribution Activities and for activities incident thereto.

3. Production and Control of the Show; Delivery of the Show and Show Rights. THMG shall retain full creative and financial control and decision making with respect to the Show, each episode of the Show, and all Show Rights, including which production company(s) THMG engages, which Issuers are featured, any service providers introduced to the Issuers (for example, marketing, audit and legal services partners) which may appear in the Show, and all decisions related to the narrative, creative, and final cut of each episode. THMG shall be responsible for delivering to EMI each episode of the Show in a digital media format suitable for EMI’s performance of the Distribution Activities. ****

4. No Rights to Investor Platform or Interface Features. THMG shall retain full control of the Investor Platform hyper-link that EMI will integrate into its EMI Distribution Channels. These interface modules include all of the technology, UI, UX, and any necessary 3rd party integrations all of which will be owned by THMG. THMG grants EMI a non-exclusive right and license during the Term and in the Territory to use and make available such interface features to the minimum extent necessary on the EMI Distribution Channels solely in connection with the performance of the Distribution Activities. The Investor Platform, and all rights associated with the Investor Platform (including all design, functionality, domain, users, identity of Issuers information distributed or acquired on the Investor Platform, etc.) are the sole and exclusive right and property of THMG, and no right or license or other interest of any kind in the Investor Platform is granted to EMI under this Agreement.

****Certain confidential portions of this document have been intentionally omitted from this exhibit and separately filed with the Securities and Exchange Commission

5. No Rights to Any Other Season, or any other Derivative Works of the Show. This Agreement provides EMI with the rights set forth in this Agreement solely with respect to Season One of the Show as delivered hereunder by THMG. No provision of this Agreement shall be interpreted to provide EMI with any right, license or interest of any kind with respect to any further episodes, seasons or other content or materials that may be developed by THMG and that are based on the Show, the Show Rights or otherwise.

6. EMI Responsibilities.

6.1 Distribution Activities. During the Term, EMI will diligently and continuously perform the Distribution Activities.

6.2 EMI Acknowledgements and Disclaimer Undertakings. In addition to the undertakings set forth on Schedule A, EMI shall be responsible for including such legal disclosures and disclaimers as provided to it, and with the specific placement thereof as requested, by THMG on its Viewing Pages and elsewhere in, on and with its Distribution Channels, subject to EMI’s consent (not to be unreasonably withheld or delayed). Those disclosures and disclaimers shall include: (a) a statement as to EMI’s role with respect to the Show, which statement may be worded at the discretion of EMI; (b) a statement as to THMG’s role and the role of any broker-dealer involved in the Show, which wording will be provided by THMG; and (c) the Current Legend and Link, in the form provided by THMG, which EMI acknowledges may change from time to time with respect to any Issuer and for which THMG shall be responsible for providing to EMI any revision thereof pursuant to Section 2.2 above. Notwithstanding the foregoing, THMG shall be solely responsible for the accuracy and legal compliance of the Current Legend and Link provided hereunder to EMI. In addition, THMG warrants and represents that THMG is not a registered broker-dealer under state or federal securities laws, and that THMG need not be a registered broker-dealer to produce the Show or operate the Investor Platform, or to receive revenues arising from the Show or the Investor Platform.

6.3 Non-Circumvention; Non-Interference. Except as to EMI’s exercise of its rights and obligations under this Agreement, EMI agrees that:

(a)  it will not knowingly, and will not knowingly approve of or undertake any action that would, interfere in THMG’s (i) production of the Show, including any of the episodes comprising Season One, (ii) the solicitation of, and negotiations and other communications with, any Issuers, investors and other persons or entities (collectively, “Third Parties”) participating in, or seeking information about, the Show or any of the Season One episodes, and (iii) creation, operation and management of the Investor Platform;

(b)  THMG will have all decision-making authority as to which Issuers are shortlisted and ultimately featured, in the Show; and

(c)  it will not directly or, acting through one or more intermediaries, indirectly (i) initiate communications about the Show, the Investor Platform or any of THMG’s activities or involvement in any of the foregoing, with any Third Parties participating in, or seeking to participate in, the Show or any of the Season One episodes, or (ii) evaluate, develop, design or refine any Investor’s presentation or related materials.

In the event that EMI receives any unsolicited inquiries or other communications from any Third Parties participating in, or seeking information about, the Show or any of the Season One episodes, EMI will refer all such inquiries and other communications to THMG. For the sake of clarity, this Section 3.3 does not prohibit or limit in any way EMI from conducting its normal business activities unrelated to this Agreement, which, acting directly or indirectly through one or more intermediaries, may include without limitation soliciting any such Third Parties for the purpose of (i) promoting their businesses, products and/or services, (ii) contributing content for display and distribution in, on and through its Distribution Channels, and/or (iii) participating in its own or third-party-sponsored events. For purposes of this Section 6.3, “Communicate” and “communications” includes but is not limited to email marketing, retargeting, phone calls, social media targeting, or SMS text messages.

6.4 Non-Competition. EMI agrees that, during the Term hereof and whether acting directly or indirectly through one or more intermediaries, it will not participate or assist any Third Parties in participating, in the development, production or distribution of any content which concerns or is based upon identifying and promoting Issuers interested in raising capital through the issuance of securities utilizing Regulation A under the Securities Act. )

6.5 Analytics. Within one (1) week after the initial “airing” of each episode of Season One and on each Monday thereafter (or in the case of Federal holidays falling on a Monday, then on the following Tuesday) during the Term hereof, EMI shall deliver to THMG all Analytics from the previous week and cumulatively for the length of time that the episode has been “airing”. .. In addition, for each calendar month in which one or more such episodes have aired or are available for viewing, EMI shall provide THMG with the Analytics for the entire calendar month. Such monthly Analytics will be delivered within the first five days of the calendar month for the preceding calendar month.

6.6. Legends and Links. EMI must provide an active hyper-link in the form of the Current Legend and Link on the EMI Distribution Channels, including the “watch page” or other webpages associates with the Show on the E.com Website, which shall link directly to the Investor Platform (www.goingpublic.io), specifically the landing page and/or subsections of the Investor Platform for investor registration and for the offering circular or other offering materials of an Issuer, as THMG shall determine. THMG will periodically provide updated Current Legend and Link, and EMI agrees to immediately update its watch page and other social media materials to include such updated legends and links at the request of THMG.

7. License To THMG. In connection with the transactions contemplated under this Agreement and during the Term hereof, EMI hereby grants to THMG a worldwide, irrevocable, perpetual royalty free, right and license to use EMI’s name, and those of its logos, trademarks, website domains and other identifying information related to the EMI Brands in the form and substance set forth in attached Schedule B, in any accurate and legal advertising, website or mobile app, or other media or materials in connection with the promotion of the Show, including the Season One episodes, and to reference EMI as the distributor of Season One on THMG’s website(s) and social media campaigns, press releases or otherwise, with respect to the Show, including the Season One episodes.

8. Payments. In consideration of the performance of the Distribution Activities and the other covenants and conditions to be performed by EMI hereunder, THMG shall pay to EMI, the following payments: **** in increments based upon achievement of the Milestones (as defined below). The “Milestones” or “Milestone Payments” shall be as follows:

(a)  **** payable within five (5) days after the Effective Date of this Agreement;

(b)  **** within five (5) days after the date on which THMG commences production of the Show and of which date THMG shall promptly notify EMI via email;

(c)  **** within five (5) days after the date on which THMG completes the filming of Episode 5 of the Show on the E.com Website;

(d)  **** one week after Episode 1 of the Show has been continuously “aired” on the E.com Website;

(e)  **** within one (1) week after Episode 10 of the Show has been continuously “aired” on the E.com Website; and

(f)  **** within ninety (90) days of the initial “air” date of Episode 10 of Season One on the E.com Website.

****Certain confidential portions of this document have been intentionally omitted from this exhibit and separately filed with the Securities and Exchange Commission

9. Term/Termination.

9.1 Term. This Agreement shall commence on the Effective Date and, unless terminated early for cause pursuant to Section 6.2 below, shall remain in effect and automatically expire without any further action on the part of the Parties on the 181st day after the initial release and air date of Episode 10 of Season One on the E.com Website (the “Termination Date”). (The period of time that this Agreement is in effect is herein referred to as the “Term”.)

9.2 Termination for Cause. Notwithstanding Section 6.1 above, this Agreement may be terminated at any time for cause by the Party whose conduct is not grounds for termination hereunder (the “Terminating Party”) in the event that the other Party (the “Terminated Party”) materially breaches this Agreement or, in its performance hereunder, violates applicable law. Such termination for cause shall take effect on the thirty-first (31st) day following written notice given by the Terminating Party to the Terminated Party (“Termination Date”), outlining the grounds for such termination and unless the Terminated Party fully cures the grounds for such termination (if curable) prior to the Termination Date. .

10. Confidentiality.

10.1 Pursuant to this Agreement, each Party (the “Receiving Party”) may, from time to time, receive or have access to certain information (whether oral or written) belonging to, and provided by, the other Party (the “Disclosing Party”), including without limitation, the terms and conditions of this Agreement and the Disclosing Party’s methods of operation, customers, vendors, products, services and various financial data. Without regard to whether said information would be deemed the trade secrets of, or confidential or otherwise important to, the Disclosing Party under applicable law, both Parties hereto acknowledge and agree that said information provided or available hereunder shall conclusively be deemed confidential to the Disclosing Party (collectively, the “Disclosing Party’s Confidential Information”).

10.2 The Receiving Party shall protect the Disclosing Party’s Confidential Information:

(a) by limiting the disclosure thereof to its officers, directors, employees, agents and other authorized representatives and then only to the extent necessary for said Parties to perform hereunder; and

(b) by exercising reasonable care to prevent unauthorized use or disclosure, which shall in no event be less than the same degree of care used to protect its own information of like importance from unauthorized use or disclosure.

10.3 Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information received hereunder:

(a) when necessary in any legal proceedings based upon provisions of the Agreement;

(b) pursuant to a mandatory discovery request, subpoena, court order or other order of a competent authority, after the Receiving Party has first given prompt written notice thereof to the Disclosing Party;

(c) to the Receiving Party’s own legal counsel or accountants;

(d) in any public reporting documents, but only to the extent required by applicable law; and

(e) to the extent reasonably necessary for the preparation of any tax, legal, accounting or claim documentation.

10.4 As used herein, the Disclosing Party’s Confidential Information shall not include information, which:

(c) is already known by the Receiving Party at the time disclosed by the Disclosing Party;

(d) is or becomes available through public sources apart from any unauthorized disclosure by the Receiving Party; or

(e) is obtained by the Receiving Party from a third party who had the right to disclose same.

11. Insurance.

11.1 Commencing on or before the Effective Date and during the Term hereof and for a period of two (2) years thereafter, THMG shall maintain in full force and effect the following insurance coverages issued by one (1) or more insurance carriers having an A.M. Best rating of B+ or better:

(a) Commercial General Liability Insurance, including products/completed operations, broad form property damage, contractors protective liability, and broad form blanket contractual, advertising and personal injury liability, with limits of no less than $1,000,000 per occurrence and $2,000,000 general aggregate;

(b) Professional Liability/Errors and Omissions Insurance, with limits of no less than $1,000,000 per claim; and

(c) First-Party and Third-Party Cyber Liability Insurance, with limits of no less than $1,000,000 per claim.

11.2 Within ten (10) days after the Effective Date, THMG shall provide to EMI one (1) or more certificates of insurance (“COI”), showing the applicable coverages, naming EMI, its Affiliates, and its and their respective officers, directors, employees, agents and other authorized representatives (collectively, “EMI Related Parties”), as additional insureds, stating that such insurance is primary in coverage to any other insurance which may be available to EMI and its Related Parties, and providing at least thirty (30) days’ prior written notice to EMI of any cancellation, modification or material changes to such policies.

11.3 THMG shall include in all of its contracts and other agreements with Issuers, producers and service providers related to the Show a provision requiring that EMI and the EMI Related Parties (as defined in Section 11.2 above), be named as additional insureds on the same terms as THMG in all insurance policies required to be maintained pursuant to such contracts and other agreements.

12. Warranties and Representations.

12.1 Each Party warrants and represents that:

(a) it is a corporation duly formed, validly existing and in good standing under the laws of its place of organization;

(b) it has the right to enter into this Agreement and to grant the rights and assume the obligations as set forth herein;

(c) there are no contractual or other obligations preventing or in any manner limiting its ability to fulfill its obligations under this Agreement;

(d) neither this Agreement nor the transactions contemplated herein will cause or are likely to cause a violation of any other agreement to which it is a party; and

(e) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action, and this Agreement constitutes a legally valid and binding obligation, enforceable against it in accordance with its terms.

12.2 In addition to those warranties and representations set forth in Section 3.2 above, THMG further warrants and represents that:

(a) at all times relevant to this Agreement and at no cost to EMI, it shall have and maintain in full force and effect, and timely obtain (if an to the extent applicable), all licenses, permits, releases and other authorizations required of it by any and all federal, state and local governmental agencies and other authorities, as well as participants in all stages of the production and filming of the Show, in exercising its rights and performing its obligations under this Agreement, including without limitation (i) its creation and production of the Show and any and all of the episodes comprising Season One, (ii) its creation, operation and management of the Investor Platform, and (iii) any and all investment-related activities which it may undertake in connection with the Show, any of the Season One episodes and/or the Investor Platform; and

(b) at all times relevant to this Agreement, it will comply with all federal, state and local laws and ordinances applicable to the exercise of its rights and performance of its obligations hereunder, including without limitation in connection with (i) its creation and production of the Show and any and all of the episodes comprising Season One, (ii) its creation, operation and management of the Investor Platform, and (iii) any and all investment-related activities which it may undertake in connection with the Show, any of the Season One episodes and/or the Investor Platform.

13. Miscellaneous.

13.1 Successors and Assigns; No Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, provided, however, that neither Party may assign its obligations under this Agreement without the written consent of the other Party. Notwithstanding the foregoing, either Party (“Assignor”) may assign any of its rights and obligations under this Agreement without consent of the other Party (“Non-Assigning Party”), in connection with any merger, consolidation, reorganization, sale of all or substantially all of its assets or other similar transaction involving a third party as the surviving entity (“Assignee”), provided that the Assignee gives the Non-Assigning Party written notice thereof within thirty (30) days after completion of said acquisition, merger or sale. As a result, the Non-Assigning Party may terminate this Agreement at will and without liability therefor, effective on the date written notice of said termination is deemed given to the Assignee and provided that the Non-Assigning Party gives said notice of termination within thirty (30) days after receipt of notice from the Assignee. In the event the Non-Assigning Party fails to give timely notice of termination hereunder, said Party shall be deemed to have accepted, and to have permanently waived any right to terminate this Agreement because of, any such acquisition, merger or sale. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.2 Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California (excluding its conflicts of laws rules) and the Federal laws of the United State (if and to the extent applicable). The Parties agree that any claims or disputes concerning or arising out of this Agreement shall be litigated exclusively in a court having competent jurisdiction in Los Angeles County, CA, and both Parties agree to submit to, and waive any objection to, the personal jurisdiction and venue of any such courts.

13.3 Indemnity.

10.3.1 Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless, and defend at its own expense the other Party (the “Indemnified Party”) and the other Party’s officers, directors, employees, agents and other authorized representatives (collectively, the “Indemnitees”) from and against any losses, liabilities, expenses (including attorneys’ fees and court costs), or damages, resulting from any third-party claims, suits, proceedings or actions brought against the Indemnified Party or any of its Indemnitees (collectively, “Third-Party Claims”), which Claims:

(a) are based on, or arise out of, a material breach of any of the terms or conditions of this Agreement, or the negligence or reckless or intentionally wrongful acts, or violation of applicable law by the Indemnifying Party or any of its officers, directors, employees, agents or other authorized representatives (collectively, “Indemnitors”); and

(b) are sustained on judgment or are otherwise resolved by settlement in accordance with Section 10.3.4 below.

13.3.2 The obligations set forth in Sections 13.3.1 above are conditioned upon:

(a)  prompt written notice of any Third-Party Claim by the Indemnified Party to the Indemnifying Party;

(b) control of the defense by the Indemnifying Party, with legal counsel of the Indemnifying Party’s choice; and

(c)  full cooperation by the Indemnified Party and at the Indemnifying Party’s expense, such assistance, in the investigation and/or defense of any such Third-Party Claim as the Indemnifying Party may reasonably request; and

(d) the Indemnified Party shall not enter into any settlement, compromise or other resolution of such Third-Party Claim, without the Indemnifying Party’s prior written consent.

13.3.3 The failure of the Indemnified Party to provide the Indemnifying Party with notice and/or cooperation as set forth in Section 10.3.2 above shall not relieve the Indemnifying Party’s obligations hereunder, except and to the extent that the Indemnifying Party can demonstrate material prejudice to the defense of such Claim caused thereby.

13.3.4 Notwithstanding Section 10.3.2(b) above, the Indemnifying Party may not compromise or settle any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless:

(a) It includes a full discharge and release of liability for the Indemnified Party and its Indemnitees; and

(b) It involves no admission or commitment by or on behalf of the Indemnified Party or any of its Indemnitees other than the payment of money to be fully indemnified hereunder by the Indemnifying Party.

13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once fully executed, copies of this Agreement shall have the same force and effect as the originals thereof.

13.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and, unless otherwise stated herein, shall be given to the intended recipient by certified mail, return receipt requested or by nationally-recognized courier service and shall be deemed given on the date of first-attempted delivery to the intended recipient’s last known address. All such notices and other communications shall be sent to the respective Parties at the following addressees (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to THMG:	Trojan Horse Media Group, LLC
	Attn:	Mr. Darren Marble and Mr. Todd Goldberg
Co-CEOs and Managing Directors
****

If to EMI:	****

13.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

13.8 Entire Agreement; Amendments and Waivers. This Agreement, together with Schedule A, constitutes the full and entire understanding and agreement between the Parties with regard to the subject hereof. This Agreement, and any provision hereof, including Schedule A, shall only be deemed binding and enforceable if in a writing and signed by both Parties. Any waiver or amendment of this Agreement shall only be binding and enforceable if in writing and signed by both Parties.

13.9 Severability. If one or more provisions of this Agreement are held to be unenforceable by a court having competent jurisdiction hereunder: (a) such provision shall nevertheless be enforced to the maximum extent permitted in order to effect the intent of the Parties; and (b) the remaining provisions not so affected or impaired shall remain in full force and effect.

****Certain confidential portions of this document have been intentionally omitted from this exhibit and separately filed with the Securities and Exchange Commission

13.10 Waiver of Jury Trial. TO THE EXTENT EACH PARTY MAY LEGALLY DO SO, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.11 Survival. The following Sections shall survive the expiration or termination of this Agreement: Sections 1-5, inclusive, 6.2, 6.3, 8, 10, 11-13, inclusive, Schedule A, Schedule B, and any other provisions, which by their nature, are clearly intended to similarly survive.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TROJAN HORSE MEDIA GROUP, LLC

Dated: 11/21/2019	By:	/s/ Darren Marble
Name/Title: Darren Marble, Co-CEO

ENTREPRENEUR MEDIA, INC.

Dated: 11/21/2019	By:	/s/ Charles Maselli
Name/Title: Charles Maselli, VP Business Development

SCHEDULE A

****

****Certain confidential portions of this document have been intentionally omitted from this exhibit and separately filed with the Securities and Exchange Commission

SCHEDULE B